SEALE AND BEERS, ePAs
PCAOB & CPAB REGISTERED AUDITORS
www.sealebeers.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form 10K of Steele Recording Corporation, of our report dated April 15, 2010 on our audit of the financial statements of Steele Recording Corporation as of December 31, 2009 and 2008, and the related statements of operations, stockholders' equity and cash flows for the years then ended and from inception on February 12, 2007 through December 31, 2009, and the reference to us under the caption "Experts."

/s/ Seale and Beers, CPAs
Las Vegas, Nevada
April 15, 2010

Seale and Beers, CPAs PCAOB & CPAB Registered Auditors
50 S. Jones Blvd Suite 202 Las Vegas, NV 89107 Phone: (888)727-8251 Fax: (888)782-2351